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Exhibit 99.1

AT EPIX
Peyton Marshall, Chief Financial Officer
Angela Elrod, Investor Relations Manager
(617) 250-6012

FOR IMMEDIATE RELEASE
June 2, 2004

EPIX Announces Pricing of $75 Million of 3% Convertible Senior Notes Due 2024

Cambridge, MA, June 2, 2004—EPIX Medical, Inc., (the "Company") (Nasdaq: EPIX), a developer of specialty pharmaceuticals for magnetic resonance imaging (MRI), announced today the pricing of its offering of $75 million of convertible senior notes due 2024 to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes will bear interest at a rate of 3%. The Company has also granted the initial purchasers of the notes a 30- day option to purchase up to an additional $25 million aggregate principal amount of the notes to cover over-allotments. The sale of the notes is expected to close on June 7, 2004, subject to customary closing conditions.

Under certain circumstances, the notes will be convertible into the Company's common stock at a conversion rate of 33.5909 shares per $1,000 principal amount of the notes, subject to adjustment in certain circumstances. The conversion rate is equal to an initial conversion price of approximately $29.77 per share. The last reported bid price for the Company's common stock on June 1, 2004 was $25.34 per share.

The Company has the right to redeem the notes on or after June 15, 2009 at various redemption prices plus accrued and unpaid interest. Noteholders may require the Company to repurchase the notes at par plus accrued and unpaid interest on June 15, 2011, 2014 and 2019 and upon certain other events.

The Company intends to use the net proceeds for general corporate purposes, which may include working capital, capital expenditures, research and development, and commercialization activities. The Company may also use the proceeds for potential acquisitions or other strategic investments, or to repay outstanding indebtedness.

The notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond EPIX's control, and could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, EPIX's ability to complete the offering of convertible senior notes on the anticipated timetable, market conditions, and other risks and uncertainties detailed from time to time in EPIX's filings with the Securities and Exchange Commission.

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EPIX Announces Pricing of $75 Million of 3% Convertible Senior Notes Due 2024